THE PEOPLES BANCTRUST COMPANY, INC.

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

THIS CHANGE OF CONTROL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of January 16, 2007, by and among Thomas P. Wilbourne (the “Executive”), The Peoples BancTrust Company, Inc., an Alabama corporation (the “Company”), and The Peoples Bank and Trust Company, an Alabama banking corporation (the “Bank”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

R E C I T A L S

A. The Executive is a key executive officer of the Company and the Bank.

B. If the Company should become subject to any proposed or threatened Change of Control, the Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities.

C. The Board believes that it is in the best interests of the Company, the Bank and the Company’s shareholders to provide the Executive with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

D. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1. Certain Definitions. In addition to any other terms defined herein, the following terms shall have the following meanings:

(a) “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including without limitation, (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the

Termination Date, (iii) bonuses for previously completed fiscal years and (iv) vested stock options.

(b) “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date unless at least 60 days prior to the Renewal Date the Board shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c) “Change of Control” shall mean the occurrence of any of the following events:

(i) The acquisition of ownership, holding or power by any one Person to vote more than 50% of the Bank’s or the Company’s voting stock;

(ii) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company or the Bank (each, an “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board of Directors of the Company or the Bank, as applicable; provided, however, that if the election, or nomination for election by the Company’s or the Bank’s shareholders, of any new director was approved by a vote of at least two-thirds of the applicable Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of such Incumbent Board; provided, further, however, that no individual shall be considered a member of an Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) Consummation of:

(1)	A merger, consolidation or reorganization involving the Company, unless

a.	the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of the Company immediately before such merger, consolidation or reorganization, and

b.	the individuals who were members of the Company’s Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute more than 50% of the members of the board of directors of the Surviving Corporation.;

(2)	A complete liquidation or dissolution of the Company; or

(3)	The sale or other disposition of all or substantially all of the assets of the Company to any Person.

(iv) Consummation of:

(1)	A merger, consolidation or reorganization involving the Bank;

(2)	A complete liquidation or dissolution of the Bank; or

(3)	The sale or other disposition of all or substantially all of the assets of the Bank to any Person.

(v) For purposes of defining Change of Control, the term “Person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein and includes as a “Person” any of the foregoing individuals or entities acting as a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended. The control of the Bank by the Company itself shall not constitute a “Change of Control;”

(d) “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 1(c)) occurs. However, if a Change of Control occurs and if the Executive’s employment with the Company or the Bank is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

2. Employment Period. If the Change of Control events occur as described herein, the Company and the Bank hereby agree to continue the Executive in their employ, and the Executive hereby agrees to remain in the employ of the Company and the Bank subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”).

3. “At Will” prior to Effective Date. The Executive, the Company, and the Bank acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company and/or the Bank, the employment of the Executive by the Company and/or the Bank is and shall continue to be “at will” prior to the Effective Date, and the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company or the Bank at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

4. Terms of Employment - Position and Duties.

(a) Duties. During the Employment Period, the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date.

(b) Location. The Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 90 miles from such location.

(c) Responsibilities. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is then entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and the Bank and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

5. Terms of Employment - Compensation.

(a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary’), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include the Bank and any other company controlled by, controlling or under common control with the Company.

(b) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus under the Company’s Executive Incentive Plan, or any comparable bonus under any predecessor or successor plan, or otherwise, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid no later than two and one half months following the end of the fiscal year for which the Annual Bonus is earned, unless the Executive shall have elected to defer the receipt of such Annual Bonus.

(c) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(d) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(f) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the

120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(g) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(h) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

6. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company and its affiliated companies shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company or its affiliated companies on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) “Cause,” with respect to the termination of the Executive’s employment shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) such that said failure, in the good faith opinion of the Company, constitutes a material breach of this Agreement, after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board alleges that the Executive has not substantially performed the Executive’s duties (provided the Executive’s assigned duties shall not be inconsistent with his position), or

(ii) the willful engaging by the Executive in (A) illegal conduct which results in the conviction (from which no appeal may be or is timely taken) of the Executive of a felony or (B) gross misconduct which is materially and demonstrably injurious to the Company, or

(iii) the suspension or removal of the Executive by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), or (iii) above, and specifying the particulars thereof in detail.

(c) “Good Reason” shall mean the occurrence after a Change of Control of any of the events or conditions described in subsections (i) through (viii) hereof:

(i) a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change of Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change of Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive’s reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed at any time within ninety (90) days preceding the date of Change of Control or at any time thereafter;

(ii) a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five (5) days of the date due;

(iii) the Company’s requiring the Executive to be based at any place outside a 90-mile radius from the executive offices occupied by the Executive immediately prior to the Change of Control, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements prior to the Change of Control;

(iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety days preceding the date of a Change of Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety days preceding the date of a Change of Control or at any time thereafter;

(v) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty days;

(vi) any material breach by the Company of any provision of this Agreement;

(vii) any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of this Agreement; or

(viii) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement.

Any event or condition described in clause (i) through (viii) above which occurs prior to a Change of Control but which the Executive reasonably demonstrates (A) was at the request of a Third Party, or (B) otherwise arose in connection with, or in anticipation of, a Change of Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change of Control. The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

(d) Notice of Termination. Any termination by the Company or the Bank for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this

Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Termination Date (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive, the Company, or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive, the Company, or the Bank, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s, the Company’s, or the Bank’s rights hereunder.

(e) Termination Date. “Termination Date” means (i) if the Executive’s employment is terminated by the Company or the Bank for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company or the Bank other than for Cause or Disability, the Termination Date shall be the date on which the Company or the Bank notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

7. Obligations of the Company and the Bank upon Termination.

(a) Good Reason; Other Than for Cause, Death or Disability. If during the Employment Period, the Company or Bank shall terminate the Executive’s employment other than for Cause, Death or Disability or the Executive shall terminate employment for Good Reason, the Executive shall be entitled to the following:

(i) The Company shall pay the Executive in cash within thirty (30) days of the Termination Date an amount equal to all Accrued Compensation, except that all non-qualified deferred compensation shall be paid in accordance with its terms and in compliance with Section 409A of the Internal Revenue Code and all regulations and guidance thereunder; and

(ii) The Company shall pay to the Executive in cash six months and one day following the Termination Date (the “Payment Date”) a lump sum equal to the sum of (A) the Annual Base Salary (including any increases in base salary during the term of this Agreement) plus (B) the Recent Annual Bonus (including any increases in bonus amount called for by Section 5(b) of this Agreement), which sum shall be multiplied by one and one-half (1.5).

Notwithstanding the foregoing, the aggregate of the payments provided herein and the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, (the “Code”) that the Executive receives on account of the Change of Control shall not exceed the product of 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code and the regulations promulgated thereunder. The payment provided in Section 7(a)(ii) above shall be reduced as necessary to ensure that all parachute payments do not exceed such limitation.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Termination Date. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 7(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, excluding vacation, and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Termination Date. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 7(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Accrued Compensation through the Termination Date and (y) any other benefits to which he is entitled under benefit plans of the Company or the Bank, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Compensation and the timely provision of other benefits to which he is entitled under benefit plans of the Company or the Bank. In such case, all Accrued Compensation shall be paid to the Executive in a lump sum in cash within 30 days of the Termination Date.

(e) Sole Remedy. The sole remedy of the Executive for termination of employment by either the Company or the Bank shall be to enforce the payment of the amounts set forth herein and the providing of the benefits set forth herein. In no event shall either the Company or the Bank be liable to the Executive for any other amounts, including, without limitation, any consequential or punitive damages.

8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9. Full Settlement - No Setoff. The Company’s and the Bank’s obligations to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder are in full settlement of the Company’s and the Bank’s obligations; however, such payments and obligations shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or the Bank may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliated companies all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company and its affiliated companies, the Executive shall not, without the prior written consent of the Company or the Bank or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company, the Bank, and those designated by them. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company or the Bank shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company, the Bank, and their successors and assigns.

(c) The Company and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) and shall be construed accordingly. No acceleration of any payments or benefits provided herein shall be permitted unless allowed under the requirements of Section 409A. If any compensation or benefits provided by this Agreement may result in the application of Section 409A, the Executive hereby consents to the modification of the Agreement by the Company in the least restrictive manner (as determined by the Company) necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

13. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he had filed in writing with the Company or, in the case of the Company or the Bank, at the Company’s principal office and the Bank’s principal office. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company and/or the Bank may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s, the Company’s, or the Bank’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, the Company, or the Bank may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 6(c)(i)-(viii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company and the Bank have caused these presents to be executed in their names on their behalf, all as of the day and year first above written.

THE PEOPLES BANCTRUST COMPANY, INC.

By:	/s/ Don J. Giardina

THE PEOPLES BANK AND TRUST COMPANY

By:	/s/ Don J. Giardina

/s/ Thomas P. Wilbourne
Thomas P. Wilbourne, Executive